Exhibit 10.1
                                PSB HOLDINGS, INC.

                      DIRECTORS DEFERRED COMPENSATION PLAN

                                PSB HOLDINGS, INC.
                      DIRECTORS DEFERRED COMPENSATION PLAN

      1. ADOPTION OF PLAN. PSB Holdings, Inc. ("PSB Holdings") hereby adopts the PSB Holdings, Inc. Directors Deferred Compensation Plan (the "Plan") effective as of March 18, 2003.

      2. PURPOSE. The purpose of the Plan is to provide an alternative method of compensating members (the "Directors") of the board of directors of PSB Holdings, whether or not they otherwise receive compensation as employees, in order to aid PSB Holdings and its Subsidiaries in attracting and retaining as Directors persons whose abilities, experience, and judgment can contribute to the continued progress of PSB Holdings and its subsidiaries and to provide a mechanism by which the interests of the Directors and the shareholders of PSB Holdings can be more closely aligned.

      3. DEFINITIONS. As used in this Plan, the following terms shall have the meaning set forth in this paragraph 3:

      (a)   "BANK" means Peoples State Bank, a Subsidiary of PSB Holdings, Inc.

      (b) "BENEFICIARY" means such person or persons, or organization or organizations, as the Participant from time to time may designate by a written designation filed with PSB Holdings during the Participant's life. Any amounts payable hereunder to a Participant's Beneficiary shall be paid in such proportions and subject to such trusts, powers, and conditions as the Participant may provide in such designation. Each such designation, unless otherwise expressly provided therein, may be revoked by the Participant by a written revocation filed with PSB Holdings during the Participant's life. If more than one such designation shall be filed by a Participant with PSB Holdings, the last designation so filed shall control over any revocable designation filed prior to such filing. To the extent that any amounts payable under this Plan to a Participant's Beneficiary are not effectively disposed of pursuant to the above provisions of this subparagraph 3(b), either because no designation was in effect at the Participant's death or because a designation in effect at the Participant's death failed to dispose of such amounts in their entirety, then for purposes of this Plan, the Participant's "Beneficiary" as to such undisposed of amounts shall be the Participant's estate as provided for in subparagraph 6(c)(ii).

      (c)   "BOARD" means the Board of Directors of PSB Holdings.
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      (d)   "CHANGE IN CONTROL" means the happening of any of the following events:

                  (i) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, excluding any employee benefit plan sponsored or maintained by PSB or any subsidiary of PSB (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of PSB representing 30% or more of the
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            combined voting power of PSB's then outstanding securities with respect to the election of the directors of PSB; or

                  (ii) when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors of PSB (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or

                  (iii) the occurrence of a transaction requiring stockholder approval of the acquisition of the Bank by an entity other than PSB or a 50% or more owned subsidiary of PSB or shareholder approval of the acquisition of PSB through purchase of assets, or by merger, consolidation or otherwise, except in the case of a transaction pursuant to which, immediately after the transaction, PSB's shareholders immediately prior to the transaction own at least 60% of the combined voting power of the surviving entity's then outstanding securities with respect to the election of the directors of such entity solely be reason of such transaction; or

                  (iv)  the liquidation or dissolution of the Bank or PSB.

      (e) "DEFERRAL ACCOUNT" means the account established pursuant to subparagraph 5(a) to record a Participant's Directors Fees.
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      (f)   "DEFERRALS" means the amount of Directors Fees which a Director elects to defer pursuant to this Plan.

      (g) "DIRECTORS FEES" means all retainer, meeting fees, or other compensation to which a Director would otherwise become entitled for services to be rendered as a Director, but excluding any compensation to which such person is entitled to receive in his capacity, if any, as an employee of PSB Holdings or any Subsidiary.

      (h) "PARTICIPANT" means a Director who has an undistributed balance in his or her Deferral Account.

      (i) "RETURN ON EQUITY" for any calendar year means a percentage equal to the quotient determined by dividing (i) PSB's net income for such year, by
(ii) average stockholders' equity of PSB Holdings, determined without regard to unrealized gains or losses on investment securities, on a consolidated basis for such year.

      (j) "SUBSIDIARY" means the Bank and each other subsidiary of PSB Holdings, including any subsidiary of the Bank.

      (k) "TERMINATION OF SERVICE" means the bona fide termination of a Participant's services as a member of the Board and each other board of directors of any Subsidiary which has been designated as a participating Subsidiary.
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      4.    DEFERRAL OF DIRECTORS FEES.

      (a)   Annual Election.  Each Director may elect (i) before March 31,
2003, with respect to the year ended December 31, 2003, and (ii) before January 1 of any subsequent fiscal year of PSB Holdings, to defer the payment of all or any portion of the Directors Fees to which the Director would otherwise become entitled for services to be rendered during each fiscal year subsequent to the date on which such election is effective and on or before the last day of the month in which the director's 70th birthday occurs. An election by a Director to defer Director's Fees pursuant to this subparagraph 4(a) shall be effective with respect to Director's Fees earned during the first fiscal year beginning after the date such election is made and during each subsequent fiscal year until revoked or amended, provided, however, that any such revocation or amendment shall only be effective with respect to fiscal years beginning after the date written notice of such revocation or amendment is first received by
PSB Holdings.
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      (b)   New Director.  Despite any other provision of subparagraph 4(a), if a person first becomes a Director during a fiscal year, such Director may, within 30 days of his election or appointment, elect to become a Participant with respect to all or any portion of the Director's Fees earned and payable
(i) from and after the date on which he is elected a Director if an election is filed on or before the date of such election, or (ii) if no election is filed pursuant to clause (i), on the first day of the first month immediately following the month in such fiscal year in which such election is made, and on or before the last day of the month in which the director's 70th birthday occurs. An election by a Director to defer Directors Fees pursuant to this subparagraph 4(b) shall remain in effect until the last day of the fiscal year in which such election is made and during each subsequent fiscal year until revoked or amended, provided that any such revocation or amendment shall only be effective with respect to fiscal years beginning after the date written notice of such revocation or amendment is first received by PSB Holdings.

      (c) Payment of Fees. Directors Fees which are deferred pursuant to this paragraph 4 shall be distributable in accordance with paragraph 6 and only after such Participant's Termination of Service. Any Directors Fees not subject to an election made in accordance with this paragraph 4 shall be paid in accordance with the Board's policy as from time to time in effect.

      5.    ACCOUNTING AND ELECTIONS.

      (a) Accounts. PSB Holdings shall establish a Deferral Account in the name of each Director who has elected to defer the payment of Directors Fees pursuant to paragraph 4.

      (b) Crediting Deferred Fees. As of each date on which PSB Holdings would otherwise make a payment of Directors Fees, that portion of the Directors Fees of each Participant who has a deferral election then in effect shall, to the extent deferred, be credited by PSB Holdings to the Participant's Deferral Account.

      (c) Crediting Interest. On each March 1, up to and including the Basic Initial Payment Date (as defined in paragraph 6), if, but only if, the Return on Equity for the immediately preceding fiscal year was not less than 12%, interest at a rate equal to 50% of the Return on Equity for the immediately preceding calendar year earned through December 31 shall be credited to each Participant's Deferral Account based on the average balance in the Deferral
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Account as of the last day of each calendar quarter of such prior year;
provided, however, that:
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            (i)   on March 1 of the year following the year in which the
      Director has incurred a Termination of Service prior to December 31, the interest to be credited hereunder shall be (a) if, but only if, the Return on Equity for the immediately preceding fiscal year was not less than 12%, a rate equal to 50% of the Return on Equity for the immediately preceding calendar year multiplied by a percentage, the numerator of which is the number of days in the preceding year that the Director was a member of the Board and the denominator of which is 365, and (b) at a rate equal to 8% per annum multiplied by a percentage, the numerator of which is the number of days in the preceding year that the Director was not a member of the Board and the denominator of which is 365; and

            (ii) if the Director has specified an Initial Payment Date other than the Director's Basic Initial Payment Date, then interest at the rate of 8% per annum shall be credited under this subparagraph 5(c) on each March 1 following such Basic Initial Payment Date.

      (e) Annual Report. Within 120 days of the end of each fiscal year in which this Plan is in effect, PSB Holdings shall furnish each Participant a statement of the year-end balance in such Participant's Deferral Account.

      6.    DISTRIBUTION OF DEFERRED AMOUNTS.

      (a) Initial Payment Date. The "Initial Payment Date" of a Director shall be the later of (i) the March 1 following the last day of the calendar year in which occurs the Director's Termination of Service (the "Basic Initial Payment Date") and (ii) with respect to a Director who retires prior to the mandatory retirement age for Directors, the March 1 specified by the Director as the Initial Payment Date (but not later than the March 1 occurring on or immediately after, as the case may be, the date on which such Director would have attained his mandatory retirement age) in a written election filed with PSB Holdings not less than one year prior to his Termination of Service.

      (b) Ending Balance. The "Ending Balance" of a Director's Deferral Account means the balance of the Deferral Account determined as of the Initial Payment Date.

      (c) Distribution. On the Initial Payment Date, distribution of the Ending Balance shall be made in cash in accordance with the following:

            (i) Automatic Form of Payment. In 120 monthly installments beginning on the Initial Payment Date in an amount equal to the amount necessary to amortize the
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      repayment of a loan in an amount equal to the Ending Balance in 120 monthly payments at an interest rate of 8% per annum with payments being made on the first day of each monthly period.

            (ii) Death Benefit. In the event that the Director dies before receiving payment of the entire amount to which he is entitled under this Agreement, the unpaid balance shall be paid in a lump sum or in installments, as specified in the Director's most recent election in accordance with the provisions of subparagraph 6(c)(iv), to the Beneficiary of such Participant. If a Beneficiary dies after the Director's death, but before receiving the entire payment of the
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      Beneficiary's portion of the amount to which the Director was entitled under this Agreement, the portion of the unpaid balance which such Beneficiary would have received if he had not died shall be paid in a lump sum to such Beneficiary's estate unless the Director designated otherwise.

            (iii) Change in Control. In the event a Participant incurs a Termination of Service in connection with a Change in Control, payment of the Ending Balance shall be made on the first March 1 following the Participant's Termination of Service (or on the date of such termination if it occurs on March 1).

            (iv) Elective Forms of Distribution. The Director may elect, (A) before the first day of each calendar year, (B) subject to the provisions of subparagraph 6(c)(iii), and (C) one year prior to his Termination of Service, that payment of the Director's Ending Balance shall be made in one of the following forms:

                  (A) in 60 monthly installments beginning on the Initial Payment Date in an amount equal to the amount necessary to amortize the repayment of a loan in an amount equal to the Ending Balance in 60 monthly payments at an interest rate of 8% per annum with payments being made on the first day of each monthly period; or

                  (B)   in a lump sum, payable on the Initial Payment Date.

      (d) Modification of Payments. After a Participant's Termination of Service occurs, neither such Participant or his Beneficiary shall have any right to modify in any way the schedule for the distribution of amounts credited to such Participant under this Plan as specified in the last election filed by the Participant. However, upon a written request submitted to the Secretary of PSB Holdings by the person then entitled to receive payments under this Plan (who may be the Participant or a Beneficiary), the Board may in its sole discretion, accelerate the time for payment of any one or more installments remaining unpaid.
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      7.    FORM FOR ELECTIONS.  The Secretary of PSB Holdings shall provide election forms for use by Directors in making an initial election to become a Participant and for making all other elections or designations permitted or required by the Plan.

      8.    MISCELLANEOUS.

      (a) No Assignment. Amounts payable hereunder may not be voluntarily or involuntarily sold or assigned, and shall not be subject to any attachment, levy or garnishment.

      (b) No Right of Election. Participation in this Plan by any person shall not confer upon such person any right to be nominated for re-election or re-elected to the Board.

      (c) Unsecured Claims. PSB Holdings shall not be obligated to reserve or otherwise set aside funds for the payment of its obligations hereunder, and the rights of any Participant under the Plan shall be an unsecured claim against the general assets of PSB Holdings. All amounts due Participants or Beneficiaries under this Plan shall be paid out of the general assets of PSB Holdings.
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      (d)   Plan Administration.  The Board shall have all powers necessary to administer this Plan, including all powers of Plan interpretation, of determining eligibility, and the effectiveness of elections, and of deciding all other matters relating to the Plan; provided, however, that no Participant shall take part in any discussion of, or vote with respect to, a matter of Plan administration which is personal to him, and not of general applicability to all Participants. All decisions of the Board shall be final as to any Participant under this Plan.

      (e) Amendment and Termination. The Board may amend this Plan in any and all respects at any time (including, specifically, but not limited to, the rate at which interest will be credited to any Deferral Account from and after the date of such amendment), or from time to time, or may terminate this Plan at any time, but any such amendment or termination shall be without prejudice to any Participant's right to receive amounts previously credited to such Participant under this Plan.
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